Exhibit 99.1

Contacts:

Richard D. Katz, M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Francesca T. DeVellis Senior Vice President Feinstein Kean Healthcare 245 First Street; 14th Floor Cambridge, MA 02142

(919) 941-5206	(617) 577-8110
rkatz@icagen.com	francesca.devellis@fkhealth.com

FOR IMMEDIATE RELEASE:

ICAGEN ANNOUNCES INITIATION OF PHASE I STUDY OF ICA-105665,

A NOVEL COMPOUND FOR THE TREATMENT OF EPILEPSY

RESEARCH TRIANGLE PARK, N.C. (September 5, 2007) – Icagen, Inc. (NASDAQ: ICGN) today announced the initiation of a Phase I study of ICA-105665, a novel small molecule compound for the treatment of epilepsy.

ICA-105665 is an activator of certain subtypes of KCNQ ion channels for the potential treatment of a variety of neuroexcitability disorders such as epilepsy and pain. These channels underlie a potassium current called the M-current, which is important in the regulation of the resting potential and electrical firing of certain nerve cells. Mutations in a specific subtype of KCNQ channels have been linked to an inherited seizure disorder, which provides genetic validation for this approach.

In preclinical studies, ICA-105665 has demonstrated activity in models predictive of efficacy for the treatment of partial seizures, generalized seizures and treatment-resistant seizures. In addition, ICA-105665 has also been shown to have activity in certain preclinical models of neuropathic and inflammatory pain. In preclinical studies conducted to date, this novel compound has demonstrated a favorable safety and toxicity profile.

ICA-105665 is administered orally and is intended to be developed as a chronic therapy for patients with epilepsy and potentially other disorders characterized by abnormal neuronal excitability. The initial Phase I clinical trial is a double-blind, placebo controlled single dose ascending study in healthy male volunteers designed to assess the safety, tolerability and pharmacokinetics of the compound. Provided that data from this study are supportive, a subsequent study will assess the tolerability and pharmacokinetics of multiple doses. Proof-of-concept studies are in their planning stages.

“We are pleased to have initiated this first-time-in-man study with ICA-105665,” noted Dr. Seth V. Hetherington, SVP of Clinical Development and Regulatory Affairs at Icagen. “Epilepsy affects over two million people in the U.S. alone. Currently available anti-epileptic drugs are inadequate to control seizures in a significant proportion of patients with epilepsy. New drugs with a novel mechanism of action may be effective for those patients with epilepsy resistant to current therapies or those who experience unacceptable side effects with their current treatment regimens. We are looking forward to pursuing the development of ICA-105665 as part of our overall effort in neuroexcitability disorders such as epilepsy and pain, in which ion channel modulation represents a potentially important therapeutic approach.”

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities, in some cases in collaboration with leading pharmaceutical companies, in a number of disease areas, including epilepsy, pain, inflammation, sickle cell disease and dementia, including Alzheimer’s disease.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on August 7, 2007. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s products will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s products, including senicapoc, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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